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                                                                    EXHIBIT 3.22

    STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 10:31 AM 03/18/1998
   981102760 - 2311326

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                     GENERAL NUTRITION DISTRIBUTION COMPANY

         General Nutrition Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of General Nutrition Services, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Amendment of the Certificate of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is a follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "1" so that, as amended, said Article shall be and read as follows:

         "The name of the corporation is General Nutrition Distribution Company"

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the capital of said corporation shall not be reduced under of by reason of said AMENDMENT.

         IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Ronald M. Marmo to Assistant Secretary this 1st day of February, 1998.

                                                GENERAL NUTRITION SERVICES, INC.

                                                By: /s/ Ronald M. Marmo
                                                    ----------------------------
                                                    Ronald M. Marmo
                                                    Assistant Secretary